SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                               Hooper Holmes, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.04 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    439104100
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 January 8, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

CUSIP No.  439104100
--------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Basil P. Regan

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [_]
                                                                      (b)  [X]

3.     SEC USE ONLY


4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

       1,645,181

6.     SHARED VOTING POWER

       3,309,253

7.     SOLE DISPOSITIVE POWER

       1,645,181

8.     SHARED DISPOSITIVE POWER

       3,309,253

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,954,434

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.22%

12.    TYPE OF REPORTING PERSON

       IN

CUSIP No.  439104100
--------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Regan Partners, L.P.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [_]
                                                                      (b)  [X]

3.     SEC USE ONLY


4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

       0

6.     SHARED VOTING POWER

       3,309,253

7.     SOLE DISPOSITIVE POWER

       0

8.     SHARED DISPOSITIVE POWER

       3,309,253

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,309,253

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.82%

12.    TYPE OF REPORTING PERSON

       PN

CUSIP No.  439104100
--------------------

Item 1(a).    Name of Issuer:

              Hooper Holmes, Inc.
              ------------------------------------------------------------------

Item 1(b).    Address of Issuer's Principal Executive Offices:

              170 Mt. Airy Road
              Basking Ridge, NJ 07920
              ------------------------------------------------------------------


Item 2(a-c). Name of Person Filing, Address of Principal Business Office, or if None, Residence, Citizenship

              Basil P. Regan
              c/o Regan Partners, L.P.
              32 East 57th Street, 20th Floor
              New York, New York  10022
              United States of America

              Regan Partners, L.P.
              32 East 57th Street, 20th Floor
              New York, New York  10022
              ------------------------------------------------------------------

Item 2(d).    Title of Class of Securities:

              Common Stock, $.04 Par Value
              ------------------------------------------------------------------

Item 2(e).    CUSIP Number:

              439104100
              ------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]   Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]   An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)     Amount beneficially owned:

              Basil P. Regan -       4,954,434
              Regan Partners, L.P. - 3,309,253
              ------------------------------------------------------------------

      (b)     Percent of class:

              Basil P. Regan       - 7.22%
              Regan Partners, L.P. - 4.82%
              ------------------------------------------------------------------

      (c)     Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote
                    Basil P. Regan       -  1,645,181
                    Regan Partners, L.P. -         0
                    ------------------------------------------------------------

              (ii)  Shared power to vote or to direct the vote
                    Basil P. Regan       - 3,309,253
                    Regan Partners, L.P. - 3,309,253
                    ------------------------------------------------------------

              (iii) Sole power to dispose or to direct the disposition of
                    Basil P. Regan       - 1,645,181
                    Regan Partners, L.P. -         0
                    ------------------------------------------------------------

              (iv)  Shared power to dispose or to direct the disposition of
                    Basil P. Regan       - 3,309,253
                    Regan Partners, L.P. - 3,309,253
                    ------------------------------------------------------------

Item 5.       Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

              ------------------------------------------------------------------

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

              N/A
              ------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

              N/A
              ------------------------------------------------------------------

Item 8.       Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

              N/A
              ------------------------------------------------------------------

Item 9.       Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

              N/A
              ------------------------------------------------------------------

Item 10.      Certifications.

      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             January 9, 2008
                                             ------------------------
                                             (Date)


                                                  /s/ Basil P. Regan
                                             ------------------------
                                                      Basil P. Regan


                                             REGAN PARTNERS, L.P.

                                             By:  /s/ Basil P. Regan
                                             ------------------------
                                                      Basil P. Regan
                                                      General Partner


*The Reporting Persons disclaim their beneficial ownership in the securities reported herein except to the extent of their pecuniary interest.

                                    AGREEMENT

The undersigned agree that this Schedule 13G, dated January 9, 2008 relating to the Common Stock, $.04 Par Value, of Hooper Holmes, Inc. shall be filed on behalf of the undersigned.

                                                  /s/ Basil P. Regan
                                             ------------------------
                                                      Basil P. Regan


                                             REGAN PARTNERS, L.P.

                                             By:  /s/ Basil P. Regan
                                             ------------------------
                                                      Basil P. Regan
                                                      General Partner





SK 01394 0003 844281